Exhibit 99.1

SulphCo Appoints New CEO and Chairman after Dispute

SPARKS, Nev., Jan. 15, 2007 /PRNewswire-FirstCall/ -- SulphCo®, Inc. (Amex: SUF - News) announced today that the majority of the Board of Directors dismissed Dr. Rudolf W. Gunnerman as Chief Executive Officer and Chairman of the Company effective January 12, 2007. Dr. Gunnerman will continue to serve as a director of the Company. Larry Ryan, PhD, has been named the new Chief Executive Officer and Robert H. C. van Maasdijk has been appointed Chairman of the Board.

Dr. Ryan comes to SulphCo from the General Electric Advanced Materials Division, where he led the Elastomers and RTV business. Dr. Ryan has a PhD from the University of Delaware, a Six-Sigma Blackbelt certification, and a long history of working with chemical process-dependent technologies. He is a graduate of the esteemed General Electric Edison Engineering Development Program, a technical leadership program focused on process engineering projects and product quality improvements. Dr. Ryan has a proven track record of delivering results in the area of new process-technology development.

Robert H. C. van Maasdijk, a director of SulphCo since April 2005, is the former chairman and CEO of Attica Alternative Investment Fund, Ltd., a private investment fund which he headed since 1999. For the previous 16 years, he served as managing director and CEO of Lombard Odier Investment Portfolio Management Ltd, one of the oldest and largest private banks in Switzerland.

Dr. Gunnerman had presented the Board with putative amended and restated By-laws which threatened the ability of the Board to function in the best interests of the shareholders. The Board rejected such changes as not being effective in accordance with applicable federal securities laws. The majority of the Board then proceeded with the dismissal of Dr. Gunnerman and will be asserting its control. The Board will also be seeking judicial relief in support of its actions.

Mr. van Maasdijk said, “The manner in which the Board was forced to change management was unfortunate but it represents the next stage of development for the Company and the Board believes Dr. Ryan is well suited to drive the Company to future success.” Mr. van Maasdijk stressed the importance of proving the validity of the mechanical and chemical aspects of the SonoCracking process, before launching a major marketing effort.  Further, the majority of the Board believes Dr. Ryan is admirably well suited to this task. Dr. Ryan explained, “I am very excited to join the Company during this transition period and look forward to the challenges ahead.” The new management team stated that SulphCo will immediately focus on commercial validation and enhancement of its SonoCracking technology.

The SulphCo Board is committed to transparent communication internally and with the investor community. The Company will host an investor update, and question and answer session in the coming days introducing the new management team A press release with exact date and time will be issued shortly.

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information or press inquiries please contact L. G. Schafran

lgschafran@providencecapitalnyc.com

Phone. 212 888 3200